Exhibit 99.2. ComEd’s Brief in the Attorney General’s Lawsuit
IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS COUNTY DEPARTMENT,
CHANCERY DIVISION

THE PEOPLE OF THE STATE OF ILLINOIS,	)
ex rel. LISA MADIGAN	)
Attorney General of the State of Illinois,	)
THE COOK COUNTY STATE’S ATTORNEY,	)
THE CITIZENS UTILITY BOARD and	)
THE ENVIRONMENTAL LAW &	)
POLICY CENTER,	)	No. 05 CH 14914
)
Plaintiffs,	)	Judge Nancy J.Arnold
)
v.	)
)
ILLINOIS COMMERCE COMMISSION, and	)
EDWARD C. HURLEY, LULA M. FORD,	)
ROBERT F. LIEBERMAN,	)
ERIN M. O’CONNELL-DIAZ, and KEVIN K. WRIGHT,	)
not in their individual capacities but as Members of the	)
Illinois Commerce Commission,	)
)
Defendants.	)
NOTICE OF FILING
TO:
Janice A. Dale
Susan Hedman
Susan L. Satter
Mark G. Kaminski
Public Utilities Bureau
Office of the Illinois Attorney General
100 West Randolph Street, 11th Floor
Chicago, Illinois 60601
(312)814-3736
(312) 814-3212 fax
Jdale@atg.state.il.us
Mark N. Pera
Marie D. Spicuzza
Allan Goldenberg
Cook County State’s Attorney’s Office
69 W. Washington, Suite 3130
Chicago, Illinois 60602
(312) 603-8600
(312) 603-9835 fax
mpera@cookcountygov.com

Larry Rosen	Howard A. Learner
Attorney No. 50463	Attorney No. 55678
Citizens Utility Board	John N. Moore
208 S. LaSalle St., Suite 1760	Attorney No. 6271830
Chicago, Illinois 60604	Environmental Law and Policy Center
(312) 263-4282	35 East Wacker Drive, Suite 1300
(312) 263-4329 fax	Chicago, Illinois 60601
Irosen@citizensutilityboard.org	(312) 673-6500
(312) 795-3730 fax
Hlearner@elpc.org

John P. Kelliher	Karen I. Engelhardt
Illinois Commerce Commission	Allison, Slutsky & Kennedy
Solicitor General Office of General Counsel	230 West Monroe, Suite 2600
160 N. LaSalle St., Suite C-800	Chicago, Illinois 60606
Chicago, Illinois 60601	(312) 264-9400
(312) 793-2877	kie@ask-attorneys.com
(312) 793-1556 fax
ikellihe@icc.illinois.gov

Christopher T. Hexter	Vincent J. Connelly
Schuchat, Cook & Werner	Mayer, Brown, Rowe & Maw LLP
Shell Building, 2nd floor	71 S. Wacker Drive
1221 Locust Street	Chicago, Illinois 60606-4637
St. Louis, Missouri 63103	(312) 701-7912
Attorneys for Locals 15, 51 and 702	(312) 706-8614
(314) 621-2626	vconnelly(a)mayerbrown.com
(314) 621-2378 fax
cth@schuchatcw.com
     PLEASE TAKE NOTICE that on Wednesday, October 12, 2005, we filed with the Clerk of the Circuit Court of Cook County, Illinois, County Department, Chancery Division, the Memorandum in Support of Commonwealth Edison’s Motion for Summary Judgment, a copy of which is herewith served upon you.

Respectfully submitted,

JENNER & BLOCK LLP

By:	/s/ Thomas J. McCarthy

One of Its Attorneys

2

Darryl M. Bardford	Anton R. Valukas
Vice President & General Counsel	Thomas J. McCarthy
commonwealth edison company	David W. DeBruin
One Financial Place	Mark D. Schneider
440 South LaSalle Street, Suite 3300	jenner & block llp
Chicago, Illinois 60603	One IBM Plaza
(312) 394-7541	Chicago, IL 60611
(312) 222-9350

Dated: October 12, 2005

3

CERTIFICATE OF SERVICE
     Thomas J. McCarthy, an attorney, certifies that on October 12, 2005, he caused a copy of the foregoing Notice of Filing and Memorandum in Support of Commonwealth Edison Company’s Motion for Summary Judgment to be served by e-mail and messenger to:

Janice A. Dale	Mark N. Pera
Susan Hedman	Marie D. Spicuzza
Susan L. Satter	Allan Goldenberg
Mark G. Kaminski	Cook County State’s Attorney’s Office
Public Utilities Bureau	69 W. Washington, Suite 3130
Office of the Illinois Attorney General	Chicago, Illinois 60602
100 West Randolph Street, 11th Floor	(312) 603-8600
Chicago, Illinois 60601	(312) 603-9835 fax
(312) 814-3736	mpera@cookcountygov.com
(312) 814-3212 fax
Jdale@atg.state.il.us

Larry Rosen	Howard A. Learner
Attorney No. 50463	Attorney No. 55678
Citizens Utility Board	John N. Moore
208 S. LaSalle St., Suite 1760	Attorney No. 6271830
Chicago, Illinois 60604	Environmental Law and Policy Center
(312) 263-4282	35 East Wacker Drive, Suite 1300
(312) 263-4329 fax	Chicago, Illinois 60601
lrosen@citizensutilityboard.org	(312) 673-6500
(312) 795-3730 fax
Hlearner@elpc.org

John P. Kelliher	Karen I. Engelhardt
Illinois Commerce Commission	Allison, Slutsky & Kennedy
Solicitor General Office of General Counsel	230 West Monroe, Suite 2600
160 N. LaSalle St., Suite C-800	Chicago, Illinois 60606
Chicago, Illinois 60601	(312) 264-9400
(312) 793-2877	kie@ask-attorneys.com
(312) 793-1556 fax
jkellihe@icc. illinois.gov

4

Christopher T. Hexter	Vincent J. Connelly
Schuchat, Cook & Werner	Mayer, Brown, Rowe & Maw LLP
Shell Building, 2nd floor	71 S.Wacker Drive
1221 Locust Street	Chicago, Illinois 60606-4637
St. Louis, Missouri 63103	(312) 701-7912
Attorneys for Locals 15, 51 and 702	(312) 706-8614
(314) 621-2626	vconnelly@mayerbrown.com
(314) 621-2378 fax
cth@schuchatcw.com

/s/ Thomas J. McCarthy

Thomas J. McCarthy

5

IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
COUNTY DEPARTMENT,CHANCERY DIVISION

THE PEOPLE OF THE STATE OF ILLINOIS,	)
ex rel. LISA MADIGAN	)
Attorney General of the State of Illinois,	)
THE COOK COUNTY STATE’S ATTORNEY,	)
THE CITIZENS UTILITY BOARD and	)
THE ENVIRONMENTAL LAW &	)
POLICY CENTER,	)	No. 05-CH14914
Plaintiffs,	)	(Arnold, J.)
v.	)
)
ILLINOIS COMMERCE COMMISSION, and	)
EDWARD C. HURLEY, LULA M. FORD,	)
ROBERT F. LIEBERMAN,	)
ERIN M. O’CONNELL-DIAZ, and KEVIN K. WRIGHT,	)
not in their individual capacities but as Members of the	)
Illinois Commerce Commission,	)
Defendants, and	)
)
Commonwealth Edison Company,	)
CENTRAL ILLINOIS LIGHT COMPANY D/B/A	)
AMEREN CILCO, CENTRAL ILLINOIS PUBLIC	)
SERVICE COMPANY D/B/A AMERENCIPS, and	)
ILLINOIS POWER COMPANY D/B/A AMERENIP,	)
Defendant-Intervenors.	)
MEMORANDUM OF LAW IN SUPPORT OF
COMMONWEALTH EDISON COMPANY’S
MOTION FOR SUMMARY JUDGMENT

Darryl M. Bradford	Anton R. Valukas
Vice President & Associate General Counsel	David W. DeBruin
Commonwealth Edison Company	Thomas J. McCarthy
One Financial Place	Attorney Number 05003
440 South LaSalle Street, Suite 3300	Jenner & Block, llp
Chicago, Illinois 60603	One IBM Plaza
(312) 394-7541	Chicago, IL 60611
(312) 222-9350
October 12, 2005

-i-

TABLE OF AUTHORITIES

Page
CASES

A Finkl & Sons Co. v. ICC, 325 Ill. App. 3d 142, 756 N.E.2d 933 (4th Dist. 2001)	5

Abbott Laboratories, Inc. v. ICC, 289 Ill. App. 3d 705, 682 N.E.2d 340 (1st Dist. 1997)	4, 14

Abrahamson v. Illinois Department of Professional Regulation, 153 Ill. 2d 76, 606 N.E.2d 1111 (1992)	20

Branson v. Department of Revenue, 168 Ill. 2d 247, 659 N.E.2d 961 (1995)	15-16

Carpetland U.S.A. Inc. v. Illinois Department of Employment Security, 201 Ill. 2d 351, 776 N.E.2d 166 (2002)	16

Chatham Foot Specialists, P.C. v. Health Care Services Corp., 2005 Ill. LEXIS 965 (Sept. 22, 2005)	21

Citizens Utility Board v. ICC, 166 Ill. 2d 111, 651 N.E.2d 1089 (1995)	4,14

Citizens Utility Board v. ICC, 275 Ill. App. 3d 329, 655 N.E.2d 961 (1st Dist. 1995)	24

City of Belvidere v. Illinois State Labor Relations Board, 181 Ill. 2d 191, 692 N.E.2d 295 (1998)	16

City of Chicago v. ICC, 13 Ill. 2d 607, 150 N.E.2d 776 (1958)	14, 23-24

City of Edwardsville v. Illinois Bell Telephone Co., 310 Ill. 618, 142 N.E. 197 (1924)	5, 21

Department of Disabled American Veterans v. Bialczak, 38 Ill. App. 3d 848, 349 N.E.2d 897 (1st Dist. 1976)	13

Donahoo v. Board of Education of School District No. 303, 413 Ill. 422, 109 N.E.2d 787 (1953)	18

Duquesne Light Co. v. Barasch, 488 U.S. 299 (1989)	5, 21

Eden Retirement Center, Inc. v. Department of Revenue, 213 Ill. 2d 273, 821 N.E.2d 240 (2004)	22

Harrisonville Telephone Co. v. ICC, 212 Ill. 2d 237, 817 N.E.2d 479 (2004)	15

Illinois Bell Telephone Co. v. ICC, 414 Ill. 275, 111 N.E.2d 329 (1953)	4, 14
-ii-

Illinois Power Co. v. ICC, 111 III. 2d 505, 490 N.E.2d 1255 (1986)	15

Inland Steel Mortgage Acceptance Corp. v. Carlson, 154 III. App. 3d 890, 507 N.E.2d 213 (2d Dist. 1987)	15

Landfill, Inc. v. Pollution Control Board, 74 III. 2d 541, 387 N.E.2d 258 (1978)	13, 14

May Department Stores Co. v. Teamsters Union Local No. 743, 64 III. 2d 153, 355 N.E.2d 7(1976)	11

Methodist Old Peoples Home v. Korzen, 39 III. 2d 149, 233 N.E.2d 537 (1968)	22

Michigan Bell Telephone Co. v. Engler, 257 F.3d 587 (6th Cir. 2001)	11

Mississippi Power & Light Co. v. Mississippi ex rel. Moore, 487 U.S. 354 (1988)	22

Nantahala Power & Light Co. v. Thornburg, 476 U.S. 953 (1986)	22

Newkirk v. Bigard, 109 III. 2d 28, 485 N.E.2d 321 (1985)	15

North River Insurance Co. v. Jones, 275 III. App. 3d 175, 655 N.E.2d 987 (1st Dist. 1995)	5

People ex rel. Chillicothe Township v. Board of Review of Peoria County, 19 III. 2d 424, 167 N.E.2d 553 (1960)	13

People ex rel. Citizens for a Better Bloomingdale v. Village of Bloomingdale, 37 III. App. 3d 583, 346 N.E.2d 5 (2d Dist. 1976)	13

People ex rel. Hettleman v. Board of County Commissions of Cook County, 102 III. App. 2d 310, 243 N.E.2d 531 (1st Dist. 1968)	13

People ex rel. Sherman v. Cryns, 203 III. 2d 264, 786 N.E.2d 139 (2003)	21

People v. City of Paris, 380 III. 503, 44 N.E. 2d 154 (1942)	13

People v. Glisson, 202 III. 2d 499, 782 N.E.2d 251 (2002)	18

State Public Utility Commission ex rel. City of Springfield v. Springfield Gas & Electric Co., 291 III. 209, 125 N.E.2d 891 (1919)	25

Texaco-Cities Service Pipeline Co. v. McGaw, 182 III. 2d 262, 695 N.E.2d 481 (1998)	20
STATUTES

220 ILCS 5/1-102	14
-iii-

220 ILCS 5/4-101	4, 14

220 ILCS 5/9-101	4, 14

220 ILCS 5/9-201	5

220 ILCS 5/9-20l(b)	3

220 ILCS 5/9-250	10

220 ILCS 5/10-201	5

220 ILCS 5/16-101 et seq	5

220 ILCS 5/16-101 A	3

220 ILCS 5/16-101 A(b)	5

220 ILCS 5/16-101 A(d)	6

220 ILCS 5/16-102	6

220 ILCS 5/16-103	7, 16

220 ILCS 5/16-103(a)	16

220 ILCS 5/16-103(c)	17, 20

220 ILCS 5/16-111(a)	5

220 ILCS 5/16-111 (b)	5

220 ILCS 5/16-111(g)	3, 6, 7

220 ILCS 5/16-111(i)	3, 6, 7, 19

220 ILCS 5/16-113	16

220 ILCS 5/16-113(b)	17

220 ILCS 5/16-119	17
ADMINISTRATIVE RULINGS

Allegheny Energy Supply Co., LLC, 108 F.E.R.C. ¶ 61,082 (2004)	9, 22
-iv-

Boston Edison Co., 55 F.E.R.C. ¶ 61,382 (1991)	9, 11, 22

In re Commonwealth Edison Co., Proceeding Pursuant to Section 16-111 (g), 2000 Ill. PUC LEXIS 667 (Aug. 17, 2000)	2, 6

In re Commonwealth Edison Co., 1999 Ill. PUC LEXIS 551 (Aug. 3, 1999)	6

Illinois Commerce Commission on its Own Motion, 1995 Ill. PUC LEXIS 889 (1995)	24

Investigation of Terms and Conditions of Public Utility Market-Based Rate Authorizations, 105 F.E.R.C. 61,218 (2003)	9

Southern California Edison Co., LLC, 106 F.E.R.C. ¶ 61,183 (2004)	22
-v-

     Commonwealth Edison Company (“ComEd”) respectfully submits this memorandum of law in support of its motion for summary judgment.
INTRODUCTION AND OVERVIEW
     This is an extraordinary action. It is part of a campaign in which the Attorney General and Governor seek to play outside the rules and to impose an eleventh-hour roadblock on a statutorily-mandated migration toward competitive electricity markets in Illinois that has been underway for almost a decade. At stake is the financial viability of ComEd and the reliability of electric service for millions of consumers in Northern Illinois. Seeking a highly unusual writ of “quo warranto” and a preemptive declaratory judgment from this Court, Plaintiffs seek to stop an ongoing proceeding of the Illinois Commerce Commission, claiming the Commission lacks jurisdiction to review and approve tariffs filed by ComEd and three other public utilities. The Commission has considered and unanimously rejected Plaintiffs’ argument. It has continued its tariff review proceeding despite an explicit threat from the Governor to remove each of the Commissioners if they agree with ComEd’s proposal [Ex. 1 (Blagojevich Letter)], and despite his recent appointment of the head of the Citizens Utility Board (a plaintiff here) as new Chair of the Commission, replacing the former Chairman (a defendant here) [Ex. 2 (Press Release)].
     Plaintiffs’ effort to enlist this Court to intercede in this campaign against the Commission has no merit and should be flatly rejected. In determining whether to approve the public utility tariffs at issue, the Commission is acting squarely within its jurisdiction. The tariffs involve the manner in which ComEd and other utilities will incur and recover the costs of purchasing electricity for their customers. Reviewing tariff filings by public utilities, and determining how a public utility should incur and recover the costs of providing service to its customers, are at the very core of the Commission’s jurisdiction. The Commission is the independent and expert body explicitly charged by statute with jurisdiction over public utilities. It is uniquely and properly empowered to review these tariffs. Plaintiffs cannot circumvent that jurisdiction by seeking a writ of “quo warranto” or a preemptive strike from this Court. If Plaintiffs disagree with the Commission’s ultimate determinations of fact or law, the Public Utilities Act (“PUA” or “Act”) provides an explicit right of appeal to an Illinois appellate court.
     Plaintiffs also are wrong on the merits. Plaintiffs contend the tariffs propose to charge “market-based rates” of a market the Commission has not yet found “competitive” under 220 ILCS 5/16-113. As the Commission found, however, ComEd’s tariff proposes rates based on the company’s own costs, not rates based on the competitive offerings of other retail suppliers in a retail market that is not yet “competitive.” Pursuant to statutory authority enacted in 1997 to transform and bring competition to electricity markets in the State, ComEd has divested all of its power plants that generate electricity. As a result, when existing power purchase agreements expire in 2006, ComEd must purchase the electricity needed by its customers on the wholesale market, at FERC-regulated market prices. The company has no other choice. Nor is this unexpected. When the Commission approved ComEd’s divestitures in 2000, it provided that, beginning in 2007, ComEd “would obtain all of its supply from market sources.” In re Commonwealth Edison Co., No. 00-369, 2000 Ill. PUC LEXIS 667, at *6 (Aug. 17, 2000).
     In the tariff at issue, ComEd proposes to charge its customers the costs of those wholesale purchases, without the addition of any markup or profit by ComEd. That ComEd incurs costs at market prices does not mean the resulting rates are not “cost-based.” Plaintiffs simply are wrong in suggesting that ComEd proposes to charge “market-based rates” of the retail market the Commission has not yet found to be competitive. The tariff is based on ComEd’s actual costs, just as Plaintiffs contend it should be.

     The provision cited by Plaintiffs, Section 16-103(c) of the 1997 Act, does not prohibit ComEd from recovering the costs of market-based transactions. Section 16-103(c) does not even apply here. It provides that when a tariff service is declared competitive — which indisputably is not yet the case here — then a utility must base its rates for certain customers on the market value of electricity. That 16-103(c) requires rates to be based on market value in one circumstance does not mean it prohibits rates in all other circumstances from being based on the costs of market-based wholesale transactions. Indeed, as the Commission found, such a construction of the statute would be absurd. Many costs of a public utility — from poles to wires — routinely are incurred in market-based transactions, at market-based prices. Section 16-103(c) does not, and cannot, prohibit a utility from recovering costs incurred at arms length, market-based prices.
     While Section 16-103(c) does not apply to the circumstance here, Plaintiffs inexplicably ignore the very provision of the Act that does. Section 16-11l(i) governs the establishment of rates “prior to the time that the provision of the tariffed service is declared competitive,” the precise circumstance here. 220 ILCS 5/16-11l(i). Section 16-11l(i) explicitly authorizes the Commission in that circumstance to consider the market value of electricity in determining whether rates are just and reasonable — precisely what Plaintiffs contend is illegal. It is thus the Attorney General, not the Commission, that seeks to circumvent the law and statutory text.
     Plaintiffs’ argument ignores the entire context of the statute and the transformation of the electric utility industry brought about by the General Assembly. The 1997 amendments to the Act expressly authorized utilities to divest generation assets. Id., § 16-11l(g). The law prohibits the Commission from second-guessing those transactions, id., and requires it to base rates only on current costs, id., § 16-11l(i). These provisions were part of a statutorily-directed movement toward the development of competitive electricity markets in Illinois. Id., § 16-101 A. It would make no sense of that statutory scheme to find, as Plaintiffs urge, that the statute allowed ComEd to divest its generation facilities, but prohibits ComEd from recovering the costs of market-based wholesale purchases of electricity. Indeed, if the Act were to prohibit ComEd from recovering costs it necessarily must incur in market-based transactions to fulfill its statutory obligations as a public utility, the statute would violate the Takings and Supremacy Clauses of the Constitution.
     This Court should decline Plaintiffs’ invitation to usurp the Commission’s authority and to prevent it from acting to resolve the issues presented in the tariff proceeding. With regard to what Plaintiffs admit is the “single, narrow, legal issue” in this case, see Pls.’ Opp. to Pets. to Intervene at 3 (filed Sept. 28, 2005), for which Plaintiffs seek an “immediate resolution” by this Court, see Compl. ¶ 24, Defendants are entitled to summary judgment.
BACKGROUND
1. Role and Function of the Illinois Commerce Commission.
     The Commission has broad powers to review rates and charges. The Commission “possesses plenary power under the [Public Utilities] Act with respect to the supervision of public utilities, including the power to establish reasonable rates and charges for service.” Abbott Labs., Inc. v. ICC, 289 Ill. App. 3d 705, 711, 682 N.E.2d 340, 347 (1st Dist. 1997) (citation omitted); see 220 ILCS 5/4-101. There is no dispute that ComEd is a public utility or that its proposed tariff concerns the “rates ... for service.”
     An electric utility is entitled “to recover costs prudently and reasonably incurred.” Citizens Util. Bd. v. ICC, 166 Ill. 2nd 111, 121, 651 N.E.2d 1089, 1095 (1995). The requirement that utility rates be “just and reasonable,” 220 ILCS 5/9-101, which “has remained unchanged since the [PUA] of 1913,” means that rates “should be sufficient to provide for operating expenses, depreciation, reserves ... and a reasonable return to the investor.” Illinois Bell Tel. Co. v. ICC, 414 Ill. 275, 286-88, 111 N.E.2d 329, 335-36 (1953). A hallmark of a utility is that it must provide service within its territory. It is impermissible under the Constitution to require a utility to provide service, on the one hand, and then deny it recovery of the costs of that service, on the other. City of Edwardsville v. Ill. Bell Tel. Co., 310 Ill. 618, 621, 142 N.E. 197, 1019 (1924); Duquesne Light Co. v. Barasch, 488 U.S. 299, 309-10 (1989).
     Procedurally, utilities impose rates through tariffs. North River Ins. Co. v. Jones, 275 Ill. App. 3d 175, 185, 655 N.E.2d 987, 995 (1st Dist. 1995). The Commission has authority to review the justness and reasonableness of the rates. 220 ILCS 5/9-201; A. Finkl & Sons Co. v. ICC, 325 Ill. App. 3d 142, 148, 756 N.E.2d 933, 938 (4th Dist. 2001). The PUA expressly provides for judicial review of the Commission’s decision. See 220 ILCS 5/10-201.
2. The 1997 Customer Choice and Rate Relief Law.
     In 1997, the General Assembly transformed the electric services industry in Illinois through the Customer Choice and Rate Relief Law, 220 ILCS 5/16-101 el seq. (“1997 Act”). The 1997 Act brought about substantial benefits for residential consumers, including a 20% rate reduction, see 220 ILCS 5/16-11l(b) — the largest guaranteed residential rate reduction in the country. In addition, tariffed electricity rates for all customers (residential and commercial) have been frozen for an almost ten-year period, from 1997 through 2006, see 220 ILCS 5/16-11l(a). These rate reductions have saved customers billions of dollars [Ex. 3 at 5-6 (Clark)].1
     The 1997 Act also recognized that “[c]ompetitive forces are affecting the market for electricity as a result of recent federal regulatory and statutory changes and the activities of other states.” 220 ILCS 5/16-101 A(b). As a result of these changes, the Act provided that “[l]ong-

[1]	Bracketed citations are to exhibits in the appendix to this memorandum. Sworn testimony is from the tariff proceeding, the records of which the Court can and should take judicial notice. See n. 3, infra. In addition to the excerpts in the appendix, ComEd will file complete witness statements or testimony from the tariff proceeding upon request.

standing regulatory relationships need to be altered to accommodate the competition that could fundamentally alter the structure of the electric services market.” Id. The 1997 Act directed that the Commission “should act to promote the development of an effectively competitive electricity market that operates efficiently and is equitable to all consumers.” Id., § 16-101A(d).
     As part of the transition to competitive markets for electricity in Illinois, the 1997 Act contemplated that electric utilities would reorganize their businesses and divest generation assets (the plants that generate electricity). Id., § 16-lll(g). Indeed, the 1997 Act induced these divestitures and created potential caps on a utility’s ability to recover its costs if it did not. See, e.g., id., § 16-11l(i). In accordance with Section 16-11l(g), ComEd divested all of its generation assets, with the express authorization of the Commission. A major percentage of those assets, the fossil fuel plants, were sold to a third party. In re Commonwealth Edison Co., 1999 Ill. PUC LEXIS 551 (Aug. 3, 1999). The remainder of the generation assets, the nuclear stations, were transferred to a separate but affiliated company, Exelon Generation LLC. In re Commonwealth Edison Co., 2000 Ill. PUC LEXIS 667 (Aug. 17, 2000). As a condition of the Commission’s approval of these transactions, the Commission required that ComEd enter contracts to purchase the output of these facilities through 2006 (the end of the statute’s “transition period,” see 220 ILCS 5/16-102), and provided that “subsequent to 2006, [ComEd] would obtain all of its supply from market forces.” In re Commonwealth Edison Co., 2000 Ill. PUC LEXIS 667 at *6.
     The 1997 Act assured utilities that they could rely on the statutory authority to divest generation assets and could obtain cost recovery of prudent wholesale purchases after the rate freeze expired. The statute provides that the Commission’s approval of a utility’s transfer of its generation assets cannot be revisited: “The Commission shall not in any subsequent proceeding or otherwise, review such a reorganization or other transaction authorized by this Section.”

220 ILCS 5/16-11l(g). Rather, Section 16-111(i) directs that after the transition period, “the Commission, in any proceeding to establish rates and charges for tariffed services offered by an electric utility, shall consider only ... the then current or projected revenues, costs, investments and cost of capital directly or indirectly associated with the provision of such tariffed services....” Id., § 16-111(i) (emphasis added).
     Although the 1997 Act encouraged the separation of the electricity generation function from the distribution function, it requires a distribution company like ComEd to continue to provide “bundled” service to customers who do not yet have sufficient choice in their retail provider of electricity. See 220 ILCS 5/16-103. “Bundled” service means that these customers continue to have a right to purchase from ComEd both electricity and the service of having that electricity delivered to the customer. Id. Thus, in order to meet these service obligations, ComEd now must purchase the electricity needed to serve its customers, and it has been understood since the Commission approved ComEd’s divestitures of its generation assets that, beginning in 2007, ComEd would purchase that electricity at prices determined by market forces.
3. ComEd’s Tariff Filing at Issue.
     In accordance with the 1997 Act, ComEd has transformed its business. It cut residential rates by 20%. It has frozen rates for nearly a decade. To foster competition in the wholesale market and to insulate its customers from “captive” costs, ComEd divested its generation assets with the express approval of the Commission. It has invested billions in its delivery system and improved reliability for its customers.
     In filing the tariff at issue in Commission Docket 05-0159, ComEd took another step inextricably bound with this transformation. ComEd proposed a method by which it would purchase and recover the costs of the electricity ComEd remains obligated to deliver to millions of customers in Northern Illinois. In developing this proposal, ComEd worked collaboratively with all other affected stakeholders in Illinois.
     The method chosen — a reverse auction process, patterned after a successful method used in New Jersey and described further below — was the direct result of an industry-wide effort convened by the Commission in 2004 to consider alternative procurement methods and other issues. The Commission’s “Post 2006 Initiative” brought together more than fifty participants, representing all classes of customers, competitive retail suppliers, electricity generators, other wholesale power sellers, utilities, and state and municipal governments [Ex. 4 at 1-4 (Final Report of Commission)]. Each of the Plaintiffs participated. The Initiative analyzed twelve procurement methods and reached a consensus on 18 attributes the “ideal” procurement process should have for a utility that had divested its generation assets [Ex. 5 at 6-7 (Final Staff Report)]. Significantly, the consensus criteria adhere to the course the General Assembly charted in the 1997 Act, emphasizing that the process should allow for a competitive procurement approach, should result in market-based rates for customers, and should facilitate participation of all types of suppliers in the wholesale market [id. at 6]. Thus, what Plaintiffs now contend is unlawful is precisely what all stakeholders, including Plaintiffs, previously recommended as “ideal.”
     At the conclusion of the Post 2006 Initiative, the Commission’s Staff also concluded: “Large Illinois utilities that do not own significant generation resources should be encouraged to procure their electricity via a vertical tranche auction[.]” [id. at 18]. That is precisely the process ComEd has proposed in its tariff.
     The tariff has two essential parts [see generally Ex. 6 (Supp. Statement); Ex. 7 at 27-30 (McNeil); Ex. 8 (tariff sheets)]. First, ComEd has proposed to purchase the electricity it must deliver to customers in new long-term procurement contracts, which would be awarded at a competitive “reverse” auction to those wholesale suppliers that offer to supply electricity to ComEd at the lowest cost [Ex. 8 at Sheets 254-57, 275-94].2 Under the auction process, ComEd would divide its retail electricity requirements into “tranches,” or slices [Ex. 8 at Sheet 250]. Prospective suppliers would bid to provide the electricity needed to serve one or more tranches in long-term forward contracts [id.]. An independent auction manager would set the initial bid price, and then lower that price in successive rounds of bidding [id.]. The process would be open and transparent, so that all participants would know how much electricity other bidders were willing to sell at a given price; participants therefore will be able to adjust their bids to ensure they remain in the auction [id.]. In addition, due to the tranche concept, the auction is for a uniform product, so that competing bids can be evaluated solely upon their offered price. The auction manager would continue to lower the price until just enough electricity had been bid to serve the requirements of the tranche up for bid, at which point the auction would end [id.].
     ComEd would have no control over the auction mechanism. As described above, the auction would be administered by an independent auction manager, who would submit a report to the Commission summarizing what occurred at the auction [Ex. 8 at Sheets 255-57, 266-68]. The Commission’s Staff and an independent auction advisor, selected by the Commission, also would submit a report to the Commission regarding the auction [Ex. 8 at Sheets 254, 266-68;

[2]	The tariff filing is consistent with federal regulatory requirements. ComEd cannot simply extend its existing power purchase agreement with its affiliate. Wholesale power purchase transactions are subject to the exclusive regulatory authority of the FERC. Governing federal law generally allows wholesale providers of electricity to sell at market-based prices, so long as the seller does not possess market power. See Investigation of Terms and Conditions of Public Utility Market-Based Rate Authorizations, 105 F.E.R.C. ¶ 61,218 (2003). The FERC has held that wholesale contracts between affiliates must be arms-length transactions comparable to contracts between non-affiliates. See, e.g., Allegheny Energy Supply Co., LLC, 108 F.E.R.C. ¶ 61,082, at 61,417 (2004); Boston Edison Co. Re: Edgar Elec. Energy Co., 55 F.E.R.C. ¶ 61,382, at 62,167 (1991) (Edgar).

Ex. 9 (McNeil)]. The Commission would have the opportunity to review and immediately reject the auction results [Ex. 8 at Sheets 266-68; Ex. 10 at 504-05 (McNeil)]. In addition, the Commission also would retain power to initiate an investigation into ComEd’s rates at any time, and any aggrieved party could file a complaint contending that ComEd’s rates were unjust and unreasonable. See 220 ILCS 5/9-250.
     The second part of the tariff allocates the procurement costs across ComEd’s customer base [Ex. 8 at Sheets 275-94]. Significantly, ComEd has proposed to charge its customers for the electricity only what ComEd pays for it — in other words, ComEd would add no markup or profit to its costs [Ex. 3 at 13-14 (Clark)]. In addition, if these wholesale procurements cause a significant increase in ComEd’s current rates, ComEd has made a commitment to phase in those higher rates over time [Ex. 11 (Clark)].
     It is expected that customer rates will increase. This is not surprising; residential charges were reduced by 20% by the 1997 Act and then frozen at this reduced rate for almost 10 years, during which virtually all other costs have risen. ComEd now must acquire wholesale electricity at prevailing, FERC-regulated market prices. ComEd cannot continue to provide reliable electric service, or survive financially, if it is forced to incur millions of dollars of costs [see Ex. 10 at 486-87 (McNeil)] purchasing electricity at FERC-regulated market prices that the company cannot recover from its customers. Although the reverse auction process that emerged from the Post 2006 Initiative is designed to keep costs as low as possible, it cannot change prices in the FERC-regulated wholesale market.
     Plaintiffs have never identified how else ComEd should acquire the electricity it must deliver to its customers, other than to make veiled suggestions that ComEd should enter into a special arrangement with affiliate Exelon Generation to acquire electricity at below-market prices. At the outset, Exelon Generation’s capacity is inadequate in both size and composition to serve all of ComEd’s needs [Ex. 10 at 548 (McNeil); Ex. 12 (Fagan)]. In addition, Plaintiffs’ suggestion would require Exelon Generation to cross-subsidize the delivery of electricity to Illinois consumers at below-market rates, a proposition that cannot be squared with federal law. See Edgar, 55 F.E.R.C. ¶ 61,382, at 62,167; Mich. Bell Tel. Co. v. Engler, 257 F.3d 587, 594 (6th Cir. 2001) (utilities “are not required to subsidize their regulated services with income from rates either deemed to be competitive, or with revenues generated from unregulated services”).
4. The Commission’s Ongoing Review of ComEd’s Tariff.
     The Commission has not yet determined whether it will approve ComEd’s tariff. The tariff is under review in a formal administrative proceeding before the Commission, in which each of the Plaintiffs is participating. In evaluating Plaintiffs’ claim that the Commission is acting beyond its lawful jurisdiction, this Court can and should take judicial notice of the actual record of the Commission proceeding at issue.3
     In support of its tariff proposal, ComEd submitted testimony of 13 witnesses, including nationally renowned experts in electricity procurement and markets. Other parties (including Plaintiffs) intervened and submitted testimony of an additional 35 witnesses (both for and against the proposal). An Administrative Law Judge of the Commission recently conducted a nearly three-week hearing regarding the tariff proposal, at which all witnesses were subjected to cross and redirect examination. The ALJ will likely issue his decision in November. That decision

[3]	The record in the Commission proceeding is publicly available on the Commission’s website. See http://eweb.icc.state.il.us/e-docket/ (Docket No. 05-0159). The Court is entitled to take judicial notice of this record. See May Dep’t Stores Co. v. Teamsters Union Local No. 743, 64 Ill. 2d 153,159, 335 N.E.2d 7, 9 (1976) (judicial notice may be taken of “public documents which are included in the records the records of other courts and administrative tribunals”). ComEd is prepared to lodge the administrative record, or any portion of it, with the Court.

will be reviewed by the full Commission, which must render its decision by the end of January 2006. In turn, the Commission’s decision will be subject to judicial review on appeal.
     At the outset of the proceeding, Plaintiffs filed a motion to dismiss the tariff review proceeding. ComEd, the Commission staff, and several other parties opposed the motion to dismiss.4 Administrative Law Judge Wallace denied the motion. In critical part, Judge Wallace emphasized that “market-based prices and cost-based rates are not mutually exclusive concepts” [Ex. 13 at 6 (05-0159 ALJ Decision)]. He recognized that what is at issue in the tariff is ComEd’s wholesale costs: “In the instant case, ComEd’s proposal is intended to recover only such costs as are actually incurred in procuring power and energy through the auction process” [id.]. Given that “use of market-based prices” is not “inherently inconsistent with the principle of setting rate components at cost” [id.], Judge Wallace found that nothing in Section 16-103(c) “prohibits the use of an auction or other market-based process in determining the costs of power and energy in setting rates for non-competitive customers” [id.]. The full Commission then denied Plaintiffs’ petition for interlocutory review of the ALJ’s ruling [Ex. 14 (ICC Vote Sheet)].
     These rulings were well within the Commission’s jurisdiction. They also are correct as a matter of common sense and statutory interpretation. The Commission clearly has authority to determine the manner in which ComEd should purchase wholesale electricity and recover the costs of those purchases in its retail rates.

[4]	Those parties included the Commission Staff, Ameren, Constellation NewEnergy Inc., MidAmerican Energy Company, Peoples Energy Services Corporation, U.S. Energy Savings Corporation, Midwest Independent Power Suppliers, Electric Power Energy Association, Midwest Generation EME, LLC, and the Illinois Energy Association.

ARGUMENT
I.	PLAINTIFFS ARE NOT ENTITLED TO THE QUO WARRANTO AND DECLARATORY JUDGMENT REMEDIES THEY SEEK.
     What Plaintiffs seek is extraordinary — to enjoin the Commission’s review of ComEd’s tariff, precluding the Commission from even deciding whether that tariff is appropriate. The standards for obtaining such relief are stringent and have not been met in this case.
     “The function of a writ of quo warranto is .... to try the validity of the organization and title of the officers of public bodies, but it is not a proper proceeding to test the legality of the official acts of public officers.” People ex rel. Chillicothe Twp. v. Bd. of Review of Peoria County, 19 Ill. 2d 424, 427, 167 N.E.2d 553, 554 (1960). This “extraordinary” remedy, Department of Disabled American Veterans v. Bialczak, 38 Ill. App. 3d 848, 850, 349 N.E.2d 897, 899 (1st Dist. 1976), “challenge[s] the authority to act, as distinguished from the manner of exercising authority.” People ex rel. Citizens for a Better Bloomingdale v. Village of Bloomingdale, 37 Ill. App. 3d 583, 586, 346 N.E.2d 5, 7 (2d Dist. 1976). See also Chillicothe Township, 19 Ill. 2d at 427-28, 167 N.E.2d at 555 (quo warranto proceeding not proper to challenge allegedly excessive taxes imposed by legally constituted taxing authority); People v. City of Paris, 380 Ill. 503, 508-09, 44 N.E.2d 154, 157-58 (1942) (finding no basis for quo warranto relief); People ex rel. Hettleman v. Bd. of County Comm’rs of Cook County, 102 Ill. App. 2d 310, 317, 243 N.E.2d 531, 535 (1st Dist. 1968).
     Similarly, to obtain a preemptive declaratory judgment, Plaintiffs must show that the Commission lacks authority to review all tariff filings in which a public utility proposes how to procure and recover the costs of wholesale electricity — a facially absurd proposition. Landfill, Inc. v. Pollution Control Bd., 74 Ill. 2d 541, 387 N.E.2d 258 (1978) (cited by Plaintiffs, Compl. ¶¶ 25-27). Exhaustion of administrative remedies can be avoided only “where a statute or rule under which an administrative body purports to act is challenged as unauthorized, since the judicial determination will affect the jurisdiction of the administrative body in all matters, not only in the instant circumstances” Id. at 550, 381 N.E.2d at 260 (emphasis added).
     Plaintiffs claim that the Commission lacks jurisdiction because the tariffs violate the PUA. But that challenge does not properly go to the Commission’s jurisdiction. Indeed, it is difficult to imagine a matter more directly within the Commission’s jurisdiction than ComEd’s tariff proposal. As set forth above, the Commission is specifically entrusted by statute with “plenary power” over “the supervision of public utilities, including the power to establish reasonable rates and charges for service.” Abbott Labs., Inc. v. ICC, 289 Ill. App. 3d at 711, 682 N.E.2d at 347; 220 ILCS 5/4-101. At issue is how ComEd, a public utility, should incur and recover costs associated with its statutory obligation to provide bundled retail electric service to Illinois residents. The Commission is properly and legally constituted to resolve this question.
     In addition, there is specific statutory authority empowering the Commission to establish rates for electric service that are “just” and “reasonable.” 220 ILCS 5/9-101. The statute does not dictate how the Commission should make this determination, and the Supreme Court has emphasized that the Commission has wide latitude in establishing “preferable techniques in utility regulation.” City of Chicago v. ICC, 13 Ill. 2d 607, 618, 150 N.E.2d 776, 782 (1958). As set forth above, it is firmly established that the Commission may, and indeed must, allow an electric utility to recover its prudently incurred costs. See 220 ILCS 5/1-102; Illinois Bell Tel. 414 Ill. at 286-88, 111 N.E.2d at 335-36; Citizens Util. Bd., 166 Ill. 2d at 121, 651 N.E.2d at 1095. That is precisely what is at issue here: ComEd has proposed in its tariff a method by which it prudently will incur, and therefore is entitled to recover, the actual amounts it will spend to acquire electricity for its customers. There is no basis for this Court to intervene and prevent the Commission from performing its administrative function to determine whether ComEd’s proposal is appropriate.
     That Plaintiffs may disagree with the Commission’s ruling cannot justify curtailing the Commission’s regulatory process and circumventing the statutory scheme for appellate review of the decision. “An agency’s jurisdiction or authority is not lost merely because its order may be erroneous.” Newkirk v. Bigard, 109 Ill. 2d 28, 37, 485 N.E.2d 321, 325 (1985) (declaratory judgment action improper); Inland Steel Mortgage Acceptance Corp. v. Carlson, 154 Ill. App. 3d 890, 897-98, 507 N.E.2d 213, 217 (2d Dist. 1987) (same). Of course, if ComEd is right that its proposal will result in the lowest available price for electricity, then Plaintiffs’ argument means that the Commission nonetheless lacks authority to approve a proposal that ensures the lowest possible rates to customers.
     Finally, Plaintiffs’ claim that this Court must review “de novo” the statutory issue raised by Plaintiffs is incorrect. Plaintiffs premise their arguments on Section 16-103(c) of the PUA. The Commission rejected Plaintiffs’ statutory argument. As the Supreme Court recently made clear, to the extent there is any “reasonable debate about [the] meaning” of provisions of the PUA, a court “owe[s] deference to the ICC’s interpretation,” because it is the Commission that is charged with administering and enforcing that statute. Harrisonville Tel. Co. v. ICC, 212 Ill. 2d 237, 247, 817 N.E.2d 479, 486 (2004). The Commission’s “experience and expertise” make it “an informed source in ascertaining the legislative intent” with respect to the agency’s organic statute. III. Power Co. v. ICC, 111 Ill. 2d 505, 511, 490 N.E.2d 1255, 1257 (1986). Such deference is clearly owed and appropriate here.5

[5]	The cases cited by Plaintiffs simply stand for the proposition that a court is not bound by an agency interpretation if the court finds the statute clear and unambiguous. See Branson v.
(Cont’d...)

II.	SECTION 16-103(c) DOES NOT PRECLUDE THE COMMISSION FROM APPROVING THE TARIFFS.
        The sole basis for Plaintiffs’ claims for quo warranto and preemptive declaratory relief is their contention that Section 16-103(c) of the Act deprives the Commission of power to review and approve ComEd’s tariff. Plaintiffs’ construction of Section 16-103(c) is fundamentally flawed, directly inconsistent with Section 16-11l(i) of the Act, and constitutionally deficient.
A.	Plaintiffs’ Construction of Section 16-103(c) Is Contrary to the Language of the Provision, Its Purpose, and Section 16-111(i).
        Plaintiffs blatantly misconstrue the language and purpose of Section 16-103(c), the full text of which is set forth in the attached Statutory Appendix. To put the provision in context, Section 16-103 defines the “[s]ervice obligations of electric utilities.” 220 ILCS 5/16-103. Subsection 103(a) provides that until a tariffed service is declared “competitive” pursuant to Section 113 — meaning that until the Commission determines that a customer segment or group can obtain equivalent electric service “from one or more providers other than the electric utility,” id., § 16-113 — an electric utility remains obligated to provide tariffed retail services to that customer segment or group. Id., § 16-103(a). However, once a tariffed service is declared “competitive,” a utility generally may choose not to provide service at all or can provide

(... cont’d)
Department of Revenue, 168 Ill. 2d 247, 254, 659 N.E.2d 961, 965 (1995) (stating that review is de novo insofar as “[i]f the . . . statute in issue is clear and unambiguous, the court must interpret the statute according to its terms without resorting to aids of construction.”); City of Belvidere v. Illinois State Labor Relations Bd., 181 Ill. 2d 191, 205, 692 N.E.2d 295, 302 (1998) (citing Branson for de novo standard but concluding issue at hand was mixed question of fact and law subject to clearly erroneous standard of review); Carpetland U.S.A. Inc. v. Illinois Dep’t of Employment Security, 201 Ill. 2d 351, 369, 776 N.E.2d 166, 177 (2002) (citing City of Belvidere for de novo standard but question at issue was mixed question of fact and law subject to clearly erroneous standard).

unregulated service, priced any way it wants. Id., §§ 16-113(b), 16-119. That is the point of bringing competition to formerly regulated retail markets.
     Subsection 16-103(c), however, sets forth a limited exception to this rule for smaller customers. Section 16-103(c) declares that
“[n]otwithstanding any other provision of this Article” — meaning, notwithstanding the provisions of Sections 113(b) and 119 described above — “each electric utility shall continue offering to all residential customers and to all small commercial retail customers” bundled electric service indefinitely, even if the service is declared competitive. Id., § 16-103(c) (emphasis added). Section 16-103(c) then defines how, when service to these smaller customers becomes “competitive,” the still-ongoing mandatory service obligation shall be priced:
Upon declaration of the provision of electric power and energy as competitive, the electric utility shall continue to offer to such customers, as a tariffed service, bundled service options at rates which reflect recovery of all cost components for providing the service.
Id. (emphasis supplied). Finally, Section 16-103(c) defines “cost” in this setting:
For those components of the service which have been declared competitive, cost shall be the market based prices. Market based prices as referred to herein shall mean, for electric power and energy, either (i) those prices for electric power and energy determined as provided in Section 16-112, or (ii) the electric utility’s cost of obtaining the electric power and energy at wholesale through a competitive bidding or other arms-length acquisition process.
Id. (emphasis added).
     The import and purpose of Section 16-103(c) is that the General Assembly determined in the 1997 Act that “residential” and “small commercial retail” customers — unlike all other customers — should be entitled to obtain service from their existing public utility, even after the market is declared competitive. Thus, these smaller customers would never be “forced into the market” — or, if they had chosen an alternate provider that later had problems, they always could come back to their former utility. The Legislature thus guaranteed that these smaller customers could always receive electric service from their incumbent public utility, just as they had done before the 1997 Act. However, the General Assembly also made certain the utility could not take advantage of these smaller customers. The 1997 Act provided that, once a service is declared competitive, these smaller customers who remain with the utility are entitled to rates determined by market forces. Even if the utility’s costs prove to be higher than prices determined by market forces (as might happen, for instance, if the utility had chosen to retain its own generation facilities and those facilities had proved to be higher-cost facilities), the utility is limited to charging these smaller customers rates based on costs determined by market forces.
     Thus, Section 16-103(c) is an exception that applies for limited customer groups when a service is declared competitive, and it defines how a utility shall obtain “recovery of all cost components” at and after that time. Section 16-103(c) says nothing about the situation here, where all parties agree that the relevant customer classes have not yet been declared competitive. See Compl. ¶¶ 1-2, 13-14. Critically, the fact that “cost” must be based on market prices when service for certain smaller customer groups is declared competitive does not mean that “cost” cannot ever be based on market prices at any other time. Plaintiffs effectively rewrite the statute as if it read that “cost shall be the market based prices only for any service that has been declared competitive.” But the word only nowhere appears in, and cannot be glossed onto, the provision. Absent an ambiguity, a statute must be interpreted in accordance with the words used by the legislature, and provisions that do not appear may not be added. People v. Glisson, 202 Ill. 2d 499, 505, 782 N.E.2d 251, 255 (2002); Donahoo v. Bd. of Educ. of Sch. Dist. No. 303, 413 Ill. 422, 426, 109 N.E.2d 787, 789 (1953). Section 16-103(c) simply is inapposite: it addresses pricing for residential and small commercial retail customers whose service has been declared competitive. ComEd’s tariff does not purport to apply to such a situation.
     Significantly, there is a provision of the PUA that explicitly addresses rates for the services subject to ComEd’s tariff — i.e., services that have not been declared competitive — though Plaintiffs refuse to acknowledge it. That provision is Section 16-111(i), which provides:
In determining the justness and reasonableness of the electric power and energy component of an electric utility’s rates for tariffed services subsequent to the mandatory transition period and prior to the time that the provision of the tariffed service is declared competitive, the Commission shall consider the extent to which the electric utility’s tariffed rates for such component for each customer class exceed the market value determined pursuant to Section 16-112.
220 ILCS 5/16-111(i) (emphasis added). This provision explicitly commands that before a service is declared competitive, the Commission shall consider the market value of the electric power and energy component of bundled tariffed service in setting just and reasonable rates. The Commission thus has explicit authority to consider what Plaintiffs now contend is illegal. It is hard to imagine a more appropriate mechanism than a competitive auction for considering the “market value” of electricity.
     Plaintiffs’ argument is flatly inconsistent with this provision. Plaintiffs contend that, before a service is declared competitive, rates cannot be based on the market value of electric power and energy. However, Section 16-111(i) explicitly provides that, before a service is declared competitive, the Commission must consider the market value of electricity in setting rates. Plaintiffs’ construction of Section 16-103(c) (which says nothing about pricing before a service is declared competitive) ignores Section 16-111(i) (which explicitly applies “prior to the time that the provision of [the tariffed service] is declared competitive”) and would render Section 16-111(i) meaningless. Plaintiffs’ argument thus violates the fundamental principles that a “statute should be evaluated as a whole” and that “each provision should be construed in connection with every other section.” Abrahamson. v. Ill. Dep’t of Prof. Reg., 153 Ill. 2d 76, 91, 606N.E.2d 1111, 1118 (1992). “[I]f possible,” “no term [should be] rendered superfluous or meaningless.” Texaco-Cities Serv. Pipeline Co. v. McGaw, 182 Ill. 2d 262, 270, 695 N.E.2d 481, 485 (1998). Plaintiffs’ construction of Section 16-103(c) would do just that.
     Moreover, Plaintiffs’ interpretation of Section 16-103(c) would lead to absurd results. Many costs — from poles to wires — are prudently incurred precisely because they are incurred at market prices. It would be illogical to read into the statute a prohibition that until a service is declared competitive, a utility’s recoverable costs cannot be based on arms-length transactions or market prices that define the utility’s actual costs. As Judge Wallace emphasized in rejecting Plaintiffs’ motion to dismiss, “it is difficult to see by what means Movants envision the cost of procuring power and energy being determined for non-competitive services in a manner consistent with Movants’ theory” [Ex. 13 at 6 (05-0159 ALJ Decision)]. Because Section 16-103(c) defines market-based prices to include costs determined through competitive bidding “or other arms-length acquisition process,” 220 ILCS 5/16-103(c) (emphasis added), Judge Wallace observed: “Since ComEd has divested itself of virtually all generation assets pursuant to Section 16-111(g) of the Act, it is unclear how the cost of procuring power and energy would be established for non-competitive services, when existing contracts expire at the end of 2006, if all such market-based mechanisms were prohibited as Movants contend. Stated another way, the Commission cannot set rates in a vacuum” [Ex. 13 at 7 (05-0159 ALJ Decision)].
     Because ComEd no longer owns generation assets, it necessarily must acquire wholesale electricity in the market, at prices subject to FERC regulation. That is why, as the ALJ found, “market-based prices and cost-based rates are not mutually exclusive concepts” [id. at 6].

Section 16-103(c) must be interpreted to avoid the absurd result suggested by Plaintiffs that until a service is declared competitive, “cost” cannot be, in the language of Section 16-103(c), “the electric utility’s cost of obtaining the electric power and energy at wholesale though a competitive bidding or other arms-length acquisition process.” Otherwise, a utility that has no generation assets and necessarily must acquire power in the market would be prohibited from recovering its costs. See, e.g., Chatham Foot Specialists, P.C. v. Health Care Servs. Corp., No. 99067, 2005 Ill. LEXIS 965, at *50 (Sept. 22, 2005) (“We will not interpret a statute so as to achieve an absurd result.”); People ex rel. Sherman v. Cryns, 203 Ill 2d 264, 280, 786 N.E.2d 139, 151 (2003).
B.	Plaintiffs’ Interpretation of Section 16-103(c) Would Render the Statute Unconstitutional.
     Plaintiffs’ construction of Section 16-103(c) also would lead to unconstitutional results. Under the guise of challenging “market-based” rates, Plaintiffs would disrupt ComEd’s ability to recover the costs of wholesale electricity prudently acquired in accordance with a process approved by the Commission. ComEd must purchase electricity in the wholesale market and can do so only through “arms-length” transactions. Plaintiffs, however, seek to prohibit ComEd from entering any “arms-length” electricity purchases until there is a competitive declaration. Plaintiffs never explain how ComEd can purchase electricity and recover its prudent costs under such a bizarre statutory constraint. ComEd has a constitutional right under the Takings Clause to recover costs it necessarily must incur to fulfill its mandatory service obligations. See City of Edwardsville, 310 Ill. at 621, 142 N.E. at 199; Duquesne Light Co., 488 U.S. at 309-10.
     Similarly, Plaintiffs’ construction would run afoul of the Supremacy Clause of the Constitution. The Supreme Court has held that where the FERC has determined that wholesale prices are just and reasonable, a State may not conclude otherwise, including by preventing the utility from passing those costs to retail customers. Miss. Power & Light Co. v. Miss. ex rel. Moore, 487 U.S. 354, 372 & n.12 (1988) (holding that a state commission may not, in setting retail rates, disallow a utility from recovering FERC-approved wholesale rates on the ground that those rates are unreasonable); Nantahala Power & Light Co. v. Thornburg, 476 U.S. 953, 966, 970-71 (1986). Absent proof the transactions were unnecessary, Plaintiffs cannot, under federal law, preclude ComEd from recovering the costs of arms-length wholesale transactions at FERC-approved rates.
     Nor can ComEd simply enter a special contract with its affiliate Exelon Generation, as Plaintiffs imply. The FERC has made clear that wholesale contracts between affiliates must be made at arms length and equivalent to contracts between non-affiliates. Edgar, 55 F.E.R.C. ¶ 61,382, at 62,167; Allegheny Energy, 108 F.E.R.C. ¶ 61,082, at 61,417; So. Cal. Edison Co., ex rel. Mountainview Power Co., LLC, 106 F.E.R.C. ¶ 61,183 (2004). If Plaintiffs’ construction of Section 16-103(c) were correct, it would mean the statute prohibits the very arms-length transactions that federal law requires.
     A court “must assume that the legislature did not intend to exceed its constitutional limitations.” Methodist Old Peoples Home v. Korzen, 39 Ill . 2d 149, 156, 233 N.E.2d 537, 541 (1968). Thus, Section 16-103(c), like any other statute, should be construed to avoid the obvious constitutional problems that arise from Plaintiffs’ reading. See Eden Retirement Ctr., Inc. v. Dep’t of Revenue, 213 Ill. 2d 273, 281-82, 821 N.E.2d 240, 245 (2004).
III.	THE NATURE OF COMMISSION REVIEW PROPOSED IN THE TARIFF DOES NOT DEPRIVE THE COMMISSION OF JURISDICTION TO PROCEED.
     Plaintiffs also complain that under ComEd’s proposal “rates would be set automatically . . . rather than through the regulatory review process specified in the PUA.” Compl. ¶ 15. Plaintiffs cite no statutory authority for this argument, which has nothing to do with Plaintiffs’

“single, narrow, legal issue” under Section 16-103(c). Pls’.’ Opp. to Pets, to Intervene at 3. Indeed, if Plaintiffs’ construction of Section 16-103(c) is correct, ComEd’s tariff proposal could not be “fixed” by incorporating additional Commission review. According to Plaintiffs’ theory, ComEd’s rates still would be impermissible “market-based” rates, no matter what level of scrutiny the Commission applied to those rates.
     Of course, it is simply wrong to suggest that, under the tariff, rates would be set “automatically” without Commission review. As described above, the on-going proceeding Plaintiffs seek to stop is a formal adversary proceeding at which the Commission has entertained testimony and argument from all interested stakeholders regarding every facet of ComEd’s proposed wholesale electricity procurement mechanism (including the nature and adequacy of Commission review). If the tariff is approved, the auction would be implemented by an auction manager independent from ComEd who would report to the Commission; the Commission would retain its own separate auction advisor; the Commission would have the immediate right to reject the auction results; and it would retain the right at any time to institute an investigation into the justness and reasonableness of ComEd’s rates. In these circumstances, it simply cannot be said that rates would be set automatically. To be sure, if the auction process is approved by the Commission and administered by an independent manager in accordance with that approved process, and the Commission approves the auction results, then there is no further exercise of “judgment” by ComEd to be reviewed later for “prudence” by the Commission.
     This type of tariff is entirely consistent with the PUA. Both the Commission and the Supreme Court explicitly have held that the Commission has authority to approve rates based on a general formula for the recovery of costs as those costs may change, without separate Commission review of the costs themselves. See, e.g., City of Chicago, 13 Ill. 2d at 611-13, 150

N.E.2d at 778-79 (holding that “it is clear that the statutory authority to approve rate schedules embraces more than the authority to approve rates fixed in terms of dollars and cents”); ICC on its Own Motion: Rulemaking to Implement Recommendation 1, No. 92-193, 1995 Ill. PUC LEXIS 889 (Dec. 20, 1995). What is critical is that the measure of costs, and the utility’s rates, must be outside of the utility’s control. See Citizens Util. Bd. v. ICC, 275 Ill. App. 3d 329, 340, 655 N.E.2d 961, 968 (1st Dist. 1995) (“the Commission may not approve a tariff which permits a utility to set its own rates”). That, of course, is precisely the circumstance here: ComEd has made a commitment to purchase the wholesale electricity needed by its customers at the lowest possible auction price, whatever that price may be, in a market subject to federal jurisdiction, and to recover that cost from its customers without markup.
     Finally, this issue has nothing to do with the Commission’s jurisdiction to act. As the ALJ ruled: “Whether an auction process ... should be conditioned on the imposition of a more formal or more comprehensive review process than the one proposed by ComEd involves mixed questions of fact and law that can be addressed by the parties during the course of the proceeding.... The arguments contained in the Motion on this issue are not a sufficient basis to terminate the docket at this time” [Ex. 13 at 8 (05-0159 ALJ Decision)]. The issue bears no relation to Plaintiffs’ Section 16-103(c) argument at all. The question of the scope of the Commission’s review of the auction will be decided based on the evidence in Docket 05-0159.
CONCLUSION
     As part of the transition to competitive markets mandated by the General Assembly in 1997, it long has been understood that, beginning in 2007, ComEd would purchase its supply from market forces. The statutory assurances in the 1997 Act cannot suddenly be altered without dire consequences to ComEd and its customers — leaving ComEd, now with no generation assets, required to provide service without a mechanism to incur and recover the costs of that service.

This Court should soundly rebuff Plaintiffs’ eleventh-hour attempt to wrest this matter from the Commission. Extraordinary quo warranto legal proceedings, threats from the Governor, and unprecedented changes in the Commission’s composition cannot alter the language of the 1997 Act and the transformation it caused in the electric services industry. This Court should rule in the clearest terms that the Illinois Commerce Commission is created by law with independence, and it is precisely the entity charged with authority to review the manner in which ComEd shall incur and recover the costs of providing electric service to its customers. See, e.g., State Pub. Util. Comm’n ex rel. City of Springfield v. Springfield Gas & Elec. Co., 291 Ill. 209, 216, 125 N.E. 891, 895 (1919) (in establishing what is now the Illinois Commerce Commission, “the Legislature intended to create an office of dignity and great responsibility” that would not be swayed by “fear of popular disfavor”). Defendants are entitled to summary judgment on the “single, narrow, legal issue,” Pls.’ Opp. to Pets. to Intervene at 3, raised in the Complaint.

Respectfully submitted,

COMMONWEALTH EDISON COMPANY

By:	/s/ Thomas J. McCarthy

One of its Attorneys

Darryl M. Bradford	Anton R. Valukas
Vice President & Associate General Counsel	David W. DeBruin
Commonwealth Edison Company	Thomas J. McCarthy
One Financial Place	Attorney Number 05003
440 South LaSalle Street, Suite 3300	Jenner & Block, llp
Chicago, Illinois 60603	One IBM Plaza
(312)394-7541	Chicago, IL 60611
(312)222-9350
Date: October 12, 2005

STATUTORY APPENDIX
220 ILCS 5/1-102. Findings and Intent.
The General Assembly finds that the health, welfare and prosperity of all Illinois citizens require the provision of adequate, efficient, reliable, environmentally safe and least-cost public utility services at prices which accurately reflect the long-term cost of such services and which are equitable to all citizens. It is therefore declared to be the policy of the State that public utilities shall continue to be regulated effectively and comprehensively. It is further declared that the goals and objectives of such regulation shall be to ensure
(a) Efficiency: the provision of reliable energy services at the least possible cost to the citizens of the State; in such manner that:
(i) physical, human and financial resources are allocated efficiently;
(ii) all supply and demand options are considered and evaluated using comparable terms and methods in order to determine how utilities shall meet their customers’ demands for public utility services at the least cost;
(iii) utilities are allowed a sufficient return on investment so as to enable them to attract capital in financial markets at competitive rates;
(iv) tariff rates for the sale of various public utility services are authorized such that they accurately reflect the cost of delivering those services and allow utilities to recover the total costs prudently and reasonably incurred;
(v) variation in costs by customer class and time of use is taken into consideration in authorizing rates for each class.
(b) Environmental Quality: the protection of the environment from the adverse external costs of public utility services so that
(i) environmental costs of proposed actions having a significant impact on the environment and the environmental impact of the alternatives are identified, documented and considered in the regulatory process;
(ii) the prudently and reasonably incurred costs of environmental controls are recovered.
(c) Reliability: the ability of utilities to provide consumers with public utility services under varying demand conditions in such manner that suppliers of public utility services are able to provide service at varying levels of economic reliability giving appropriate consideration to the costs likely to be incurred as a result of service interruptions, and to the costs of increasing or maintaining current levels of reliability consistent with commitments to consumers.
(d) Equity: the fair treatment of consumers and investors in order that
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(i) the public health, safety and welfare shall be protected;
(ii) the application of rates is based on public understandability and acceptance of the reasonableness of the rate structure and level;
(iii) the cost of supplying public utility services is allocated to those who cause the costs to be incurred;
(iv) if factors other than cost of service are considered in regulatory decisions, the rationale for these actions is set forth;
(v) regulation allows for orderly transition periods to accommodate changes in public utility service markets;
(vi) regulation does not result in undue or sustained adverse impact on utility earnings;
(vii) the impacts of regulatory actions on all sectors of the State are carefully weighed;
(viii) the rates for utility services are affordable and therefore preserve the availability of such services to all citizens.
It is further declared to be the policy of the State that this Act shall not apply in relation to motor carriers and rail carriers as defined in the Illinois Commercial Transportation Law, or to the Commission in the regulation of such carriers.
Nothing in this Act shall be construed to limit, restrict, or mitigate in any way the power and authority of the State’s Attorneys or the Attorney General under the Consumer Fraud and Deceptive Business Practices Act.
220 ILCS 5/4-101. Supervision of Public Utilities.
The Commerce Commission shall have general supervision of all public utilities, except as otherwise provided in this Act, shall inquire into the management of the business thereof and shall keep itself informed as to the manner and method in which the business is conducted. It shall examine those public utilities and keep informed as to their general condition, their franchises, capitalization, rates and other charges, and the manner in which their plants, equipment and other property owned, leased, controlled or operated are managed, conducted and operated, not only with respect to the adequacy, security and accommodation afforded by their service but also with respect to their compliance with this Act and any other law, with the orders of the Commission and with the charter and franchise requirements.
. . . [portions omitted]
220 ILCS 5/9-101. Just and Reasonable Rates and Charges.
All rates or other charges made, demanded or received by any product or commodity furnished or to be furnished or for any service rendered or to be rendered shall be just and reasonable.
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Every unjust or unreasonable charge made, demanded or received for such product or commodity or service is hereby prohibited and declared unlawful. All rules and regulations made by a public utility affecting or pertaining to its charges to the public shall be just and reasonable.
220 ILCS 5/9-201. Change of Rates or Other Matters; Notice; New Schedules; Suspension of Rates; Hearings.
(a) Unless the Commission otherwise orders, and except as otherwise provided in this Section, no change shall be made by any public utility in any rate or other charge or classification, or in any rule, regulation, practice or contract relating to or affecting any rate or other charge, classification or service, or in any privilege or facility, except after 45 days’ notice to the Commission and to the public as herein provided. Such notice shall be given by filing with the Commission and keeping open for public inspection new schedules or supplements stating plainly the change or changes to be made in the schedule or schedules then in force, and the time when the change or changes will go into effect, and by publication in a newspaper of general circulation or such other notice to persons affected by such change as may be prescribed by rule of the Commission. The Commission, for good cause shown, may allow changes without requiring the 45 days’ notice herein provided for, by an order specifying the changes so to be made and the time when they shall take effect and the manner in which they shall be filed and published.
When any change is proposed in any rate or other charge, or classification, or in any rule, regulation, practice, or contract relating to or affecting any rate or other charge, classification or service, or in any privilege or facility, such proposed change shall be plainly indicated on the new schedule filed with the Commission, by some character to be designated by the Commission, immediately preceding or following the item.
When any public utility providing water or sewer service proposes any change in any rate or other charge, or classification, or in any rule, regulation, practice, or contract relating to or affecting any rate or other charge, classification or service, or in any privilege or facility, such utility shall, in addition to the other notice requirements of this Act, provide notice of such change to all customers potentially affected by including a notice and description of such change, and of Commission procedures for intervention, in the first bill sent to each such customer after the filing of the proposed change.
(b) Whenever there shall be filed with the Commission any schedule stating an individual or joint rate or other charge, classification, contract, practice, rule or regulation, the Commission shall have power, and it is hereby given authority, either upon complaint or upon its own initiative without complaint, at once, and if it so orders, without answer or other formal pleadings by the interested public utility or utilities, but upon reasonable notice, to enter upon a hearing concerning the propriety of such rate or other charge, classification, contract, practice, rule or regulation, and pending the hearing and decision thereon, such rate or other charge, classification, contract, practice, rule or regulation shall not go into effect. The period of suspension of such rate or other charge, classification, contract, practice, rule or regulation shall not extend more than 105 days beyond the time when such rate or other charge, classification,
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contract, practice, rule or regulation would otherwise go into effect unless the Commission, in its discretion, extends the period of suspension for a further period not exceeding 6 months.
All rates or other charges, classifications, contracts, practices, rules or regulations not so suspended shall, on the expiration of 45 days from the time of filing the same with the Commission, or of such lesser time as the Commission may grant, go into effect and be the established and effective rates or other charges, classifications, contracts, practices, rules and regulations, subject to the power of the Commission, after a hearing had on its own motion or upon complaint, as herein provided, to alter or modify the same.
Within 30 days after such changes have been authorized by the Commission, copies of the new or revised schedules shall be posted or filed in accordance with the terms of Section 9-103 of this Act, in such a manner that all changes shall be plainly indicated.
(c) If the Commission enters upon a hearing concerning the propriety of any proposed rate or other charge, classification, contract, practice, rule or regulation, the Commission shall establish the rates or other charges, classifications, contracts, practices, rules or regulations proposed, in whole or in part, or others in lieu thereof, which it shall find to be just and reasonable. In such hearing, the burden of proof to establish the justness and reasonableness of the proposed rates or other charges, classifications, contracts, practices, rules or regulations, in whole and in part, shall be upon the utility. No rate or other charge, classification, contract, practice, rule or regulation shall be found just and reasonable unless it is consistent with Sections of this Article.
220 ILCS 5/9-250. Rates, Charges or Regulations Found to be Unjust; Redetermination by Commission.
Whenever the Commission, after a hearing had upon its own motion or upon complaint, shall find that the rates or other charges, or classifications, or any of them, demanded, observed, charged or collected by any public utility for any service or product or commodity, or in connection therewith, or that the rules, regulations, contracts, or practices or any of them, affecting such rates or other charges, or classifications, or any of them, are unjust, unreasonable, discriminatory or preferential, or in any way in violation of any provisions of law, or that such rates or other charges or classifications are insufficient, the Commission shall determine the just, reasonable or sufficient rates or other charges, classifications, rules, regulations, contracts or practices to be thereafter observed and in force, and shall fix the same by order as hereinafter provided.
The Commission shall have power, upon a hearing, had upon its own motion or upon complaint, to investigate a single rate or other charge, classification, rule, regulation, contract or practice, or any number thereof, or the entire schedule or schedules of rates or other charges, classifications, rules, regulations, contracts and practices, or any thereof of any public utility, and to establish new rates or other charges, classifications, rules, regulations, contracts or practices or schedule or schedules, in lieu thereof.
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220 ILCS 5/10-201. Appeals; Jurisdiction; Procedure; Powers of Reviewing Court; Reversal.
(a) Jurisdiction. Within 35 days from the date that a copy of the order or decision sought to be reviewed was served upon the party affected by any order or decision of the Commission refusing an application for a rehearing of any rule, regulation, order or decision of the Commission, including any order granting or denying interim rate relief, or within 35 days from the date that a copy of the order or decision sought to be reviewed was served upon the party affected by any final order or decision of the Commission upon and after a rehearing of any rule, regulation, order or decision of the Commission, including any order granting or denying interim rate relief, any person or corporation affected by such rule, regulation, order or decision, may appeal to the appellate court of the judicial district in which the subject matter of the hearing is situated, or if the subject matter of the hearing is situated in more than one district, then of any one of such districts, for the purpose of having the reasonableness or lawfulness of the rule, regulation, order or decision inquired into and determined.
The court first acquiring jurisdiction of any appeal from any rule, regulation, order or decision shall have and retain jurisdiction of such appeal and of all further appeals from the same rule, regulation, order or decision until such appeal is disposed of in such appellate court.
(b) Pleadings and Record. No proceeding to contest any rule, regulation, decision or order which the Commission is authorized to issue without a hearing and has so issued shall be brought in any court unless application shall have been first made to the Commission for a hearing thereon and until after such application has been acted upon by the Commission, nor shall any person or corporation in any court urge or rely upon any grounds not set forth in such application for a hearing before the Commission, but the Commission shall decide the questions presented by the application with all possible expedition consistent with the duties of the Commission. The party taking such an appeal shall file with the Commission written notice of the appeal. The Commission, upon the filing of such notice of appeal, shall, within 5 days thereafter, file with the clerk of the appellate court to which such appeal is taken a certified copy of the order appealed from and within 20 days thereafter the party appealing shall furnish to the Commission either a copy of the transcript of the evidence, including exhibits, or enter into a stipulation that only certain questions are involved, which transcript or stipulation is to be included in the record provided for in Section 10-110. The Commission shall certify the record and file the same with the clerk of the appellate court to which such appeal is taken within 15 days of being furnished the transcript or stipulation. The party serving such notice of appeal shall, within 5 days after the service of such notice upon the Commission, file a copy of the notice, with proof of service, with the clerk of the court to which such appeal is taken, and thereupon the appellate court shall have jurisdiction over the appeal. The appeal shall be heard according to the rules governing other civil cases, so far as the same are applicable.
(c) No appellate court shall permit a party affected by any rule, regulation, order or decision of the Commission to intervene or become a party plaintiff or appellant in such court who has not taken an appeal from such rule, regulation, order or decision in the manner as herein provided.
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(d) No new or additional evidence may be introduced in any proceeding upon appeal from a rule, regulation, order or decision of the Commission, issued or confirmed after a hearing, but the appeal shall be heard on the record of the Commission as certified by it. The findings and conclusions of the Commission on questions of fact shall be held prima facie to be true and as found by the Commission; rules, regulations, orders or decisions of the Commission shall be held to be prima facie reasonable, and the burden of proof upon all issues raised by the appeal shall be upon the person or corporation appealing from such rules, regulations, orders or decisions.
(e) Powers and duties of Reviewing Court:
(i) An appellate court to which any such appeal is taken shall have the power, and it shall be its duty, to hear and determine such appeal with all convenient speed. Any proceeding in any court in this State directly affecting a rule, regulation, order or decision of the Commission, or to which the Commission is a party, shall have priority in hearing and determination over all other civil proceedings pending in such court, excepting election contests.
(ii) If it appears that the Commission failed to receive evidence properly proffered, on a hearing or a rehearing, or an application therefor, the court shall remand the case, in whole or in part, to the Commission with instructions to receive the testimony so proffered and rejected, and to enter a new order based upon the evidence theretofore taken, and such new evidence as it is directed to receive, unless it shall appear that such new evidence would not be controlling, in which case the court shall so find in its order. If the court remands only part of the Commission’s rule, regulation, order or decision, it shall determine without delay the lawfulness and reasonableness of any independent portions of the rule, regulation, order or decision subject to appeal.
(iii) If the court determines that the Commission’s rule, regulation, order or decision does not contain findings or analysis sufficient to allow an informed judicial review thereof, the court shall remand the rule, regulation, order or decision, in whole or in part, with instructions to the Commission to make the necessary findings or analysis.
(iv) The court shall reverse a Commission rule, regulation, order or decision, in whole or in part, if it finds that:
A. The findings of the Commission are not supported by substantial evidence based on the entire record of evidence presented to or before the Commission for and against such rule, regulation, order or decision; or
B. The rule, regulation, order or decision is without the jurisdiction of the Commission; or
C. The rule, regulation, order or decision is in violation of the State or federal constitution or laws; or
D. The proceedings or manner by which the Commission considered and decided its rule, regulation, order or decision were in violation of the State or federal constitution or laws, to the prejudice of the appellant.
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(v) The court may affirm or reverse the rule, regulation, order or decision of the Commission in whole or in part, or to remand the decision in whole or in part where a hearing has been held before the Commission, and to state the questions requiring further hearings or proceedings and to give such other instructions as may be proper.
(vi) When the court remands a rule, regulation, order or decision of the Commission, in whole or in part, the Commission shall enter its final order with respect to the remanded rule, regulation, order or decision no later than 6 months after the date of issuance of the court’s mandate. The Commission shall enter its final order, with respect to any remanded matter pending before it on the effective date of this amendatory Act of 1988, no later than 6 months after the effective date of this amendatory Act of 1988. However, when the court mandates, or grants an extension of time which the court determines to be necessary for, the taking of additional evidence, the Commission shall enter an interim order within 6 months after the issuance of the mandate (or within 6 months after the effective date of this amendatory Act of 1988 in the case of a remanded matter pending before it on the effective date of this amendatory Act of 1988), and the Commission shall enter its final order within 5 months after the date the interim order was entered.
(f) When no appeal is taken from a rule, regulation, order or decision of the Commission, as herein provided, parties affected by such rule, regulation, order or decision, shall be deemed to have waived the right to have the merits of the controversy reviewed by a court and there shall be no trial of the merits of any controversy in which such rule, regulation, order or decision was made, by any court to which application may be made for the enforcement of the same, or in any other judicial proceedings.
220 ILCS 5/16-101A. Legislative Findings.
(a) The citizens and businesses of the State of Illinois have been well-served by a comprehensive electrical utility system which has provided safe, reliable, and affordable service. The electrical utility system in the State of Illinois has historically been subject to State and federal regulation, aimed at assuring the citizens and businesses of the State of safe, reliable, and affordable service, while at the same time assuring the utility system of a return on its investment.
(b) Competitive forces are affecting the market for electricity as a result of recent federal regulatory and statutory changes and the activities of other states. Competition in the electric services market may create opportunities for new products and services for customers and lower costs for users of electricity. Long-standing regulatory relationships need to be altered to accommodate the competition that could fundamentally alter the structure of the electric services market.
(c) With the advent of increasing competition in this industry, the State has a continued interest in assuring that the safety, reliability, and affordability of electrical power is not sacrificed to competitive pressures, and to that end, intends to implement safeguards to assure that the industry continues to operate the electrical system in a manner that will serve the public’s
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interest. Under the existing regulatory framework, the industry has been encouraged to undertake certain investments in its physical plant and personnel to enhance its efficient operation, the cost of which it has been permitted to pass on to consumers. The State has an interest in providing the existing utilities a reasonable opportunity to obtain a return on certain investments on which they depended in undertaking those commitments in the first instance while, at the same time, not permitting new entrants into the industry to take unreasonable advantage of the investments made by the formerly regulated industry.
(d) A competitive wholesale and retail market must benefit all Illinois citizens. The Illinois Commerce Commission should act to promote the development of an effectively competitive electricity market that operates efficiently and is equitable to all consumers. Consumer protections must be in place to ensure that all customers continue to receive safe, reliable, affordable, and environmentally safe electric service.
(e) All consumers must benefit in an equitable and timely fashion from the lower costs for electricity that result from retail and wholesale competition and receive sufficient information to make informed choices among suppliers and services. The use of renewable resources and energy efficiency resources should be encouraged in competitive markets.
220 ILCS 5/16-102. Definitions.
For the purposes of this Article the following terms shall be defined as set forth in this Section.
. . . [portions omitted]
“Mandatory transition period” means the period from the effective date of this amendatory Act of 1997 through January 1, 2007.
. . . [portions omitted]
220 ILCS 5/16-103. Service Obligations of Electric Utilities.
(a) An electric utility shall continue offering to retail customers each tariffed service that it offered as a distinct and identifiable service on the effective date of this amendatory Act of 1997 until the service is (i) declared competitive pursuant to Section 16-113, or (ii) abandoned pursuant to Section 8-508. Nothing in this subsection shall be construed as limiting an electric utility’s right to propose, or the Commission’s power to approve, allow or order modifications in the rates, terms and conditions for such services pursuant to Article IX or Section 16-111 of this Act.
(b) An electric utility shall also offer, as tariffed services, delivery services in accordance with this Article, the power purchase options described in Section 16-110 and real-time pricing as provided in Section 16-107.
(c) Notwithstanding any other provision of this Article, each electric utility shall continue offering to all residential customers and to all small commercial retail customers in its service
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area, as a tariffed service, bundled electric power and energy delivered to the customer’s premises consistent with the bundled utility service provided by the electric utility on the effective date of this amendatory Act of 1997. Upon declaration of the provision of electric power and energy as competitive, the electric utility shall continue to offer to such customers, as a tariffed service, bundled service options at rates which reflect recovery of all cost components for providing the service. For those components of the service which have been declared competitive, cost shall be the market based prices. Market based prices as referred to herein shall mean, for electric power and energy, either (i) those prices for electric power and energy determined as provided in Section 16-112, or (ii) the electric utility’s cost of obtaining the electric power and energy at wholesale through a competitive bidding or other arms-length acquisition process.
(d) Any residential or small commercial retail customer which elects delivery services is entitled to return to the electric utility’s bundled utility tariffed service offering provided in accordance with subsection (c) of this Section upon payment of a reasonable administrative fee which shall be set forth in the tariff, provided, however, that the electric utility shall be entitled to impose the condition that such customer may not elect delivery services for up to 24 months thereafter.
(e) The Commission shall not require an electric utility to offer any tariffed service other than the services required by this Section, and shall not require an electric utility to offer any competitive service.
220 ILCS 5/16-111. Rates and Restructuring Transactions During Mandatory Transition Period.
(a) During the mandatory transition period, notwithstanding any provision of Article IX of this Act, and except as provided in subsections (b), (d), (e), and (f) of this Section, the Commission shall not (i) initiate, authorize or order any change by way of increase (other than in connection with a request for rate increase which was filed after September 1, 1997 but prior to October 15, 1997, by an electric utility serving less than 12,500 customers in this State), (ii) initiate or, unless requested by the electric utility, authorize or order any change by way of decrease, restructuring or unbundling (except as provided in Section 16-109A), in the rates of any electric utility that were in effect on October 1, 1996, or (iii) in any order approving any application for a merger pursuant to Section 7-204 that was pending as of May 16, 1997, impose any condition requiring any filing for an increase, decrease, or change in, or other review of, an electric utility’s rates or enforce any such condition of any such order; provided, however, that this subsection shall not prohibit the Commission from:
(1) approving the application of an electric utility to implement an alternative to rate of return regulation or a regulatory mechanism that rewards or penalizes the electric utility through adjustment of rates based on utility performance, pursuant to Section 9- 244;
(2) authorizing an electric utility to eliminate its fuel adjustment clause and adjust its base rate tariffs in accordance with subsection (b), (d), or (f) of Section 9-220 of this Act,
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to fix its fuel adjustment factor in accordance with subsection (c) of Section 9-220 of this Act, or to eliminate its fuel adjustment clause in accordance with subsection (e) of Section 9-220 of this Act;
(3) ordering into effect tariffs for delivery services and transition charges in accordance with Sections 16-104 and 16-108, for real-time pricing in accordance with Section 16-107, or the options required by Section 16-110 and subsection (n) of 16-112, allowing a billing experiment in accordance with Section 16-106, or modifying delivery services tariffs in accordance with Section 16-109; or
(4) ordering or allowing into effect any tariff to recover charges pursuant to Sections 9-201.5, 9-220.1, 9-221, 9-222 (except as provided in Section 9- 222.1), 16-108, and 16-114 of this Act, Section 5-5 of the Electricity Infrastructure Maintenance Fee Law, Section 6-5 of the Renewable Energy, Energy Efficiency, and Coal Resources Development Law of 1997, and Section 13 of the Energy Assistance Act.
After December 31, 2004, the provisions of this subsection (a) shall not apply to an electric utility whose average residential retail rate was less than or equal to 90% of the average residential retail rate for the “Midwest Utilities”, as that term is defined in subsection (b) of this Section, based on data reported on Form 1 to the Federal Energy Regulatory Commission for calendar year 1995, and which served between 150,000 and 250,000 retail customers in this State on January 1, 1995 unless the electric utility or its holding company has been acquired by or merged with an affiliate of another electric utility subsequent to January 1, 2002. This exemption shall be limited to this subsection (a) and shall not extend to any other provisions of this Act.
(b) Notwithstanding the provisions of subsection (a), each Illinois electric utility serving more than 12,500 customers in Illinois shall file tariffs (i) reducing, effective August 1, 1998, each component of its base rates to residential retail customers by 15% from the base rates in effect immediately prior to January 1, 1998 and (ii) if the public utility provides electric service to (A) more than 500,000 customers but less than 1,000,000 customers in this State on January 1, 1999, reducing, effective May 1, 2002, each component of its base rates to residential retail customers by an additional 5% from the base rates in effect immediately prior to January 1, 1998, or (B) at least 1,000,000 customers in this State on January 1, 1999, reducing, effective October 1, 2001, each component of its base rates to residential retail customers by an additional 5% from the base rates in effect immediately prior to January 1, 1998. Provided, however, that (A) if an electric utility’s average residential retail rate is less than or equal to the average residential retail rate for a group of Midwest Utilities (consisting of all investor-owned electric utilities with annual system peaks in excess of 1000 megawatts in the States of Illinois, Indiana, Iowa, Kentucky, Michigan, Missouri, Ohio, and Wisconsin), based on data reported on Form 1 to the Federal Energy Regulatory Commission for calendar year 1995, then it shall only be required to file tariffs (i) reducing, effective August 1, 1998, each component of its base rates to residential retail customers by 5% from the base rates in effect immediately prior to January 1, 1998, (ii) reducing, effective October 1, 2000, each component of its base rates to residential retail customers by the lesser of 5% of the base rates in effect immediately prior to January 1, 1998 or the percentage by which the electric utility’s average residential retail rate exceeds the average residential retail rate of the Midwest Utilities, based on data reported on Form 1 to the
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Federal Energy Regulatory Commission for calendar year 1999, and (iii) reducing, effective October 1, 2002, each component of its base rates to residential retail customers by an additional amount equal to the lesser of 5% of the base rates in effect immediately prior to January 1, 1998 or the percentage by which the electric utility’s average residential retail rate exceeds the average residential retail rate of the Midwest Utilities, based on data reported on Form 1 to the Federal Energy Regulatory Commission for calendar year 2001; and (B) if the average residential retail rate of an electric utility serving between 150,000 and 250,000 retail customers in this State on January 1, 1995 is less than or equal to 90% of the average residential retail rate for the Midwest Utilities, based on data reported on Form 1 to the Federal Energy Regulatory Commission for calendar year 1995, then it shall only be required to file tariffs (i) reducing, effective August 1, 1998, each component of its base rates to residential retail customers by 2% from the base rates in effect immediately prior to January 1, 1998; (ii) reducing, effective October 1, 2000, each component of its base rates to residential retail customers by 2% from the base rate in effect immediately prior to January 1, 1998; and (iii) reducing, effective October 1, 2002, each component of its base rates to residential retail customers by 1% from the base rates in effect immediately prior to January 1, 1998. Provided, further, that any electric utility for which a decrease in base rates has been or is placed into effect between October 1, 1996 and the dates specified in the preceding sentences of this subsection, other than pursuant to the requirements of this subsection, shall be entitled to reduce the amount of any reduction or reductions in its base rates required by this subsection by the amount of such other decrease. The tariffs required under this subsection shall be filed 45 days in advance of the effective date. Notwithstanding anything to the contrary in Section 9-220 of this Act, no restatement of base rates in conjunction with the elimination of a fuel adjustment clause under that Section shall result in a lesser decrease in base rates than customers would otherwise receive under this subsection had the electric utility’s fuel adjustment clause not been eliminated.
. . . [portions omitted]
(g) During the mandatory transition period, an electric utility may, without obtaining any approval of the Commission other than that provided for in this subsection and notwithstanding any other provision of this Act or any rule or regulation of the Commission that would require such approval:
(1) implement a reorganization, other than a merger of 2 or more public utilities as defined in Section 3-105 or their holding companies;
(2) retire generating plants from service;
(3) sell, assign, lease or otherwise transfer assets to an affiliated or unaffiliated entity and as part of such transaction enter into service agreements, power purchase agreements, or other agreements with the transferee; provided, however, that the prices, terms and conditions of any power purchase agreement must be approved or allowed into effect by the Federal Energy Regulatory Commission; or
(4) use any accelerated cost recovery method including accelerated depreciation, accelerated amortization or other capital recovery methods, or record reductions to the original cost of its assets.
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In order to implement a reorganization, retire generating plants from service, or sell, assign, lease or otherwise transfer assets pursuant to this Section, the electric utility shall comply with subsections (c) and (d) of Section 16- 128, if applicable, and subsection (k) of this Section, if applicable, and provide the Commission with at least 30 days notice of the proposed reorganization or transaction, which notice shall include the following information:
(i) a complete statement of the entries that the electric utility will make on its books and records of account to implement the proposed reorganization or transaction together with a certification from an independent certified public accountant that such entries are in accord with generally accepted accounting principles and, if the Commission has previously approved guidelines for cost allocations between the utility and its affiliates, a certification from the chief accounting officer of the utility that such entries are in accord with those cost allocation guidelines;
(ii) a description of how the electric utility will use proceeds of any sale, assignment, lease or transfer to retire debt or otherwise reduce or recover the costs of services provided by such electric utility;
(iii) a list of all federal approvals or approvals required from departments and agencies of this State, other than the Commission, that the electric utility has or will obtain before implementing the reorganization or transaction;
(iv) an irrevocable commitment by the electric utility that it will not, as a result of the transaction, impose any stranded cost charges that it might otherwise be allowed to charge retail customers under federal law or increase the transition charges that it is otherwise entitled to collect under this Article XVI; and
(v) if the electric utility proposes to sell, assign, lease or otherwise transfer a generating plant that brings the amount of net dependable generating capacity transferred pursuant to this subsection to an amount equal to or greater than 15% of the electric utility’s net dependable capacity as of the effective date of this amendatory Act of 1997, and enters into a power purchase agreement with the entity to which such generating plant is sold, assigned, leased, or otherwise transferred, the electric utility also agrees, if its fuel adjustment clause has not already been eliminated, to eliminate its fuel adjustment clause in accordance with subsection (b) of Section 9-220 for a period of time equal to the length of any such power purchase agreement or successor agreement, or until January 1, 2005, whichever is longer; if the capacity of the generating plant so transferred and related power purchase agreement does not result in the elimination of the fuel adjustment clause under this subsection, and the fuel adjustment clause has not already been eliminated, the electric utility shall agree that the costs associated with the transferred plant that are included in the calculation of the rate per kilowatt-hour to be applied pursuant to the electric utility’s fuel adjustment clause during such period shall not exceed the per kilowatt-hour cost associated with such generating plant included in the electric utility’s fuel adjustment clause during the full calendar year preceding the transfer, with such limit to be adjusted each year thereafter by the Gross Domestic Product Implicit Price Deflator.
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(vi) In addition, if the electric utility proposes to sell, assign, or lease, (A) either (1) an amount of generating plant that brings the amount of net dependable generating capacity transferred pursuant to this subsection to an amount equal to or greater than 15% of its net dependable capacity on the effective date of this amendatory Act of 1997, or (2) one or more generating plants with a total net dependable capacity of 1100 megawatts, or (B) transmission and distribution facilities that either (1) bring the amount of transmission and distribution facilities transferred pursuant to this subsection to an amount equal to or greater than 15% of the electric utility’s total depreciated original cost investment in such facilities, or (2) represent an investment of $25,000,000 in terms of total depreciated original cost, the electric utility shall provide, in addition to the information listed in subparagraphs (i) through (v), the following information: (A) a description of how the electric utility will meet its service obligations under this Act in a safe and reliable manner and (B) the electric utility’s projected earned rate of return on common equity, calculated in accordance with subsection (d) of this Section, for each year from the date of the notice through December 31, 2006 both with and without the proposed transaction. If the Commission has not issued an order initiating a hearing on the proposed transaction within 30 days after the date the electric utility’s notice is filed, the transaction shall be deemed approved. The Commission may, after notice and hearing, prohibit the proposed transaction if it makes either or both of the following findings: (1) that the proposed transaction will render the electric utility unable to provide its tariffed services in a safe and reliable manner, or (2) that there is a strong likelihood that consummation of the proposed transaction will result in the electric utility being entitled to request an increase in its base rates during the mandatory transition period pursuant to subsection ( d) of this Section. Any hearing initiated by the Commission into the proposed transaction shall be completed, and the Commission’s final order approving or prohibiting the proposed transaction shall be entered, within 90 days after the date the electric utility’s notice was filed. Provided, however, that a sale, assignment, or lease of transmission facilities to an independent system operator that meets the requirements of Section 16-126 shall not be subject to Commission approval under this Section.
In any proceeding conducted by the Commission pursuant to this subparagraph (vi), intervention shall be limited to parties with a direct interest in the transaction which is the subject of the hearing and any statutory consumer protection agency as defined in subsection (d) of Section 9-102.1. Notwithstanding the provisions of Section 10-113 of this Act, any application seeking rehearing of an order issued under this subparagraph (vi), whether filed by the electric utility or by an intervening party, shall be filed within 10 days after service of the order.
The Commission shall not in any subsequent proceeding or otherwise, review such a reorganization or other transaction authorized by this Section, but shall retain the authority to allocate costs as stated in Section 16-11l(i). An entity to which an electric utility sells, assigns, leases or transfers assets pursuant to this subsection (g) shall not, as a result of the transactions specified in this subsection (g), be deemed a public utility as defined in Section 3-105. Nothing in this subsection (g) shall change any requirement under the jurisdiction of the Illinois Department of Nuclear Safety including, but not limited to, the payment of fees. Nothing in this subsection (g) shall exempt a utility from obtaining a certificate pursuant to Section 8-406 of this Act for the construction of a new electric generating facility. Nothing in this subsection (g) is intended to exempt the transactions hereunder from the operation of the federal or State antitrust
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laws. Nothing in this subsection (g) shall require an electric utility to use the procedures specified in this subsection for any of the transactions specified herein. Any other procedure available under this Act may, at the electric utility’s election, be used for any such transaction.
. . . [portions omitted]
(i) Subsequent to the mandatory transition period, the Commission, in any proceeding to establish rates and charges for tariffed services offered by an electric utility, shall consider only (1) the then current or projected revenues, costs, investments and cost of capital directly or indirectly associated with the provision of such tariffed services; (2) collection of transition charges in accordance with Sections 16-102 and 16-108 of this Act; (3) recovery of any employee transition costs as described in Section 16-128 which the electric utility is continuing to incur, including recovery of any unamortized portion of such costs previously incurred or committed, with such costs to be equitably allocated among bundled services, delivery services, and contracts with alternative retail electric suppliers; and (4) recovery of the costs associated with the electric utility’s compliance with decommissioning funding requirements; and shall not consider any other revenues, costs, investments or cost of capital of either the electric utility or of any affiliate of the electric utility that are not associated with the provision of tariffed services. In setting rates for tariffed services, the Commission shall equitably allocate joint and common costs and investments between the electric utility’s competitive and tariffed services. In determining the justness and reasonableness of the electric power and energy component of an electric utility’s rates for tariffed services subsequent to the mandatory transition period and prior to the time that the provision of such electric power and energy is declared competitive, the Commission shall consider the extent to which the electric utility’s tariffed rates for such component for each customer class exceed the market value determined pursuant to Section 16-112, and, if the electric power and energy component of such tariffed rate exceeds the market value by more than 10% for any customer class, may establish such electric power and energy component at a rate equal to the market value plus 10%. In any such case, the Commission may also elect to extend the provisions of Section 16-11l(e) for any period in which the electric utility is collecting transition charges, using information applicable to such period.
. . . [portions omitted]
220 ILCS 5/16-112. Determination of Market Value.
(a) The market value to be used in the calculation of transition charges as defined in Section 16-102 shall be determined in accordance with either (i) a tariff that has been filed by the electric utility with the Commission pursuant to Article IX of this Act and that provides for a determination of the market value for electric power and energy as a function of an exchange traded or other market traded index, options or futures contract or contracts applicable to the market in which the utility sells, and the customers in its service area buy, electric power and energy, or (ii) in the event no such tariff has been placed into effect for the electric utility, or in the event such tariff does not establish market values for each of the years specified in the neutral fact-finder process described in subsections (b) through (h) of this Section, a tariff incorporating
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the market values resulting from the neutral fact-finder process set forth in subsections (b) through (h) of this Section.
. . . [portions omitted]
220 ILCS 5/16-113. Declaration of Service as a Competitive Service.
(a) An electric utility may, by petition, request the Commission to declare a tariffed service provided by the electric utility to be a competitive service. The electric utility shall give notice of its petition to the public in the same manner that public notice is provided for proposed general increases in rates for tariffed services, in accordance with rules and regulations prescribed by the Commission. The Commission shall hold a hearing on the petition if a hearing is deemed necessary by the Commission. The Commission shall declare the service to be a competitive service for some identifiable customer segment or group of customers, or some clearly defined geographical area within the electric utility’s service area, if the service or a reasonably equivalent substitute service is reasonably available to the customer segment or group or in the defined geographical area at a comparable price from one or more providers other than the electric utility or an affiliate of the electric utility, and the electric utility has lost or there is a reasonable likelihood that the electric utility will lose business for the service to the other provider or providers; provided, that the Commission may not declare the provision of electric power and energy to be competitive pursuant to this subsection with respect to (i) any retail customer or group of retail customers that is not eligible pursuant to Section 16-104 to take delivery services provided by the electric utility and (ii) any residential and small commercial retail customers prior to the last date on which such customers are required to pay transition charges. In determining whether to grant or deny a petition to declare the provision of electric power and energy competitive, the Commission shall consider, in applying the above criteria, whether there is adequate transmission capacity into the service area of the petitioning electric utility to make electric power and energy reasonably available to the customer segment or group or in the defined geographical area from one or more providers other than the electric utility or an affiliate of the electric utility, in accordance with this subsection. The Commission shall make its determination and issue its final order declaring or refusing to declare the service to be a competitive service within 120 days following the date that the petition is filed, or otherwise the petition shall be deemed to be granted; provided, that if the petition is deemed to be granted by operation of law, the Commission shall not thereby be precluded from finding and ordering, in a subsequent proceeding initiated by the Commission, and after notice and hearing, that the service is not competitive based on the criteria set forth in this subsection.
(b) Any customer except a customer identified in subsection (c) of Section 16-103 who is taking a tariffed service that is declared to be a competitive service pursuant to subsection (a) of this Section shall be entitled to continue to take the service from the electric utility on a tariffed basis for a period of 3 years following the date that the service is declared competitive, or such other period as is stated in the electric utility’s tariff pursuant to Section 16-110. This subsection shall not require the electric utility to offer or provide on a tariffed basis any service to any customer (except those customers identified in subsection (c) of Section 16-103) that was not taking such service on a tariffed basis on the date the service was declared to be competitive.
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(c) If the Commission denies a petition to declare a service to be a competitive service, or determines in a separate proceeding that a service is not competitive based on the criteria set forth in subsection (a), the electric utility may file a new petition no earlier than 6 months following the date of the Commission’s order, requesting, on the basis of additional or different facts and circumstances, that the service be declared to be a competitive service.
(d) The Commission shall not deny a petition to declare a service to be a competitive service, and shall not find that a service is not a competitive service, on the grounds that it has previously denied the petition of another electric utility to declare the same or a similar service to be a competitive service or has previously determined that the same or a similar service provided by another electric utility is not a competitive service.
(e) An electric utility may declare a service, other than delivery services or the provision of electric power or energy, to be competitive by filing with the Commission at least 14 days prior to the date on which the service is to become competitive a notice describing the service that is being declared competitive and the date on which it will become competitive; provided, that any customer who is taking a tariffed service that is declared to be a competitive service pursuant to this subsection (e) shall be entitled to continue to take the service from the electric utility on a tariffed basis until the electric utility files, and the Commission grants, a petition to declare the service competitive in accordance with subsection (a) of this Section. The Commission shall be authorized to find and order, after notice and hearing in a subsequent proceeding initiated by the Commission, that any service declared to be competitive pursuant to this subsection (e) is not competitive in accordance with the criteria set forth in subsection (a) of this Section.
220 ILCS 5/16-119. Switching Suppliers.
An electric utility or an alternative retail electric supplier may establish a term of service, notice period for terminating service and provisions governing early termination through a tariff or contract. A customer may change its supplier subject to tariff or contract terms and conditions. Any notice provisions; or provision for a fee, charge or penalty with early termination of a contract; shall be conspicuously disclosed in any tariff or contract. A customer shall remain responsible for any unpaid charges owed to an electric utility or alternative retail electric supplier at the time it switches to another provider.
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